Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
McGladrey & Pullen
Certified Public Accountants
We hereby consent to the incorporation by reference in the Registration Statements on form S-8 pertaining to the QCR Holdings, Inc. 401(k) / Profit Sharing Plan (File No.33-77420), QCR Holdings, Inc. 2005 Deferred Income Plan (File No. 33-127466), and QCR Holdings, Inc. 2008 Equity Incentive Plan (File No. 33-151042) of our reports dated March 6, 2009 relating to our audits of QCR Holdings, Inc.’s December 31, 2008 consolidated financial statements and internal control over financial reporting and to the reference to our Firm under the caption “experts” contained therein.

/s/ McGladrey & Pullen LLP

Davenport, Iowa March 6, 2009
McGladrey & Pullen, LLP is a member firm of RSM International – an affiliation of separate and independent legal entities.